EXHIBIT 99.1

Securities and Exchange Commission
Washington, DC

Arthur Andersen LLP has represented to J.L. French Automotive Castings, Inc. that its audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.